UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2018

Benefit Street Partners Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55188	46-1406086
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

9 West 57th Street, Suite 4920

New York, New York 10019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 588-6770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Preferred Stock Purchase Agreements

On June 1, 2018 (the “Commitment Date”), Benefit Street Partners Realty Trust, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with an institutional investor and an individual investor (together, the “Investors”), pursuant to which the Investors committed to purchase $75,750,000 of shares (the aggregate shares to be purchased, the “Shares”) of the Company’s Series A convertible preferred stock, $0.01 par value (the “Preferred Stock”), in one or more closings (each, a “Closing,” and collectively, the “Closings”). The timing of any Closing, and the amount of Shares to be sold at such Closing, will be determined by the Company in its sole discretion, subject to certain limitations. As described in the Purchase Agreement, the Company may enter into joinders to the Purchase Agreement with other investors within 12 months of the Commitment Date.

The Purchase Agreement provides that the purchase price for the Shares shall be equal to $5,000 per share plus accrued dividends, which is the initial liquidation preference per share of the Preferred Stock as set forth in the articles supplementary for the Preferred Stock (the “Articles Supplementary”).

The Company further agreed that if subsequent investors in the offering are permitted to acquire shares of Preferred Stock for less than the purchase price paid by the Investors, the effective purchase price of the Investors will be subject to downward adjustment. The Purchase Agreement also provides that the Company will enter into a liquidity event, such as a listing of the Company’s common stock, $0.01 par value per share (the “Common Stock”), within three years of the Commitment Date, subject to certain restrictions. In addition, the Company agreed that if such liquidity event has not occurred within three years of the Commitment Date and certain other conditions are satisfied, the institutional investor will have certain governance rights. The Purchase Agreement contains customary representations, warranties and covenants and indemnification provisions.

The Board unanimously approved the Company’s entry into the Purchase Agreements and the terms therein including the offering price.

The Investors have agreed with the Company’s external manager, Benefit Street Partners L.L.C. (the “Advisor”) not to sell or otherwise transfer any Common Stock received upon the automatic conversion of the Shares in connection with a liquidity event (such as a listing of the Common Stock), without the consent of the Advisor, prior to 180 days after such liquidity event, subject to certain exceptions. The Investors have also agreed with the Advisor not to sell or otherwise transfer any Shares until six years after the initial issuance of the Shares, subject to certain exceptions. In addition, the Investors will not be eligible to participate in the Company’s amended and restated share repurchase program for at least three years.

This offering is not registered under the Securities Act of 1933, as amended (the “Securities Act”) and is being made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and certain rules and regulations promulgated thereunder. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Board granted the institutional investor certain exemptions from the ownership limitations in the Company’s Articles of Amendment and Restatement (the “Charter”). In addition, the Board decreased the Company’s stock ownership limitation prohibiting a person (other than an “Excepted Holder” as defined in the Charter) from owning more than 9.8% in value of the aggregate outstanding shares of the Company (including both Common Stock and Preferred Stock) from 9.8% to 7.9%.

As previously disclosed, on February 14, 2018, the Company entered into Common Stock purchase agreements with certain institutional and individual investors pursuant to which such investors committed to purchase an aggregate amount of approximately $97.2 million of Common Stock (the “February Common Stock Commitments”) in closings to occur from time to time at the discretion of the Company. The Company has not yet drawn on the February Common Stock Commitments. On June 1, 2018, the Company and certain of these investors agreed to convert an aggregate of $625,000 of the February Common Stock Commitments into equivalent commitments to purchase the same dollar amount of Preferred Stock pursuant to the Purchase Agreement. Also as previously disclosed, the Company agreed to adjust the purchase price of the February Common Stock Commitments in the event of issuances of equity below a specified price. As a result of the purchase price for Shares provided for in the Purchase Agreement for the Shares, the purchase price for $67,215,000 of the February Common Stock Commitments was reduced to $16.33.

The Company intends to use the net proceeds from the Closings to originate and acquire additional commercial real estate debt investments for the Company and for working capital and other general corporate purposes of the Company.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the terms of the form Purchase Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Terms of the Series A Convertible Preferred Stock

As set forth in the Articles Supplementary, the shares of Preferred Stock rank senior to shares of the Common Stock with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Preferred Stock will be equal to the greater of (i) an amount equal to $16.666 per share and (ii) the monthly dividend that would have been paid had such share of Preferred Stock been converted to a share of Common Stock, subject to proration in the event that such share of Preferred Stock was not outstanding for the full month.

Immediately prior to a Liquidity Event (defined as (i) the listing of the Common Stock on a national securities exchange or quotation on an electronic inter-dealer quotation system; (ii) a merger or business combination involving the Company pursuant to which outstanding shares Common Stock are exchanged for securities of another company which are listed on a national securities exchange or quoted on an electronic inter-dealer quotation system; or (iii) any other transaction or series of transaction that results in all shares of Common Stock being transferred or exchange for cash or securities which are listed on a national securities exchange or quoted on an electronic inter-dealer quotation system), each outstanding share of Preferred Stock shall convert (the “Mandatory Conversion”) into 299.2 shares of Common Stock, subject to anti-dilution adjustments (the “Conversion Rate”). If there has not been a Liquidity Event within six years from the initial issuance of the Preferred Stock, each holder of Preferred Stock shall have the right to convert all, but not less than all, of the Preferred Stock held by such holder into Common Stock at the Conversion Rate. Each holder also has the option to convert its shares of Preferred Stock into Common Stock upon a Change in Control (as defined in the Articles Supplementary) of the Company. In addition, neither the Company nor a holder of shares of Preferred Stock may redeem shares of the Preferred Stock until six years from the initial issuance of the Preferred Stock, except in cases of a Change in Control (as defined in the Articles Supplementary).

Holders of the Preferred Stock are entitled to vote on each matter submitted to a vote of the stockholders of the Company upon which the holders of Common Stock are entitled to vote, upon which the holders of the Preferred Stock and holders of the Common Stock shall vote together as a single class. The number of votes applicable to a share of Preferred Stock will be equal to the number of shares of Common Stock a share of Preferred Stock could have been converted into as of the record date set for purposes of such stockholder vote (rounded down to the nearest whole number of shares of Common Stock). In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of Preferred Stock is required to approve the issuance of any equity securities senior to the Preferred Stock and to take certain actions materially adverse to the holders of the Preferred Stock.

The foregoing description of the Articles Supplementary is a summary and is qualified in its entirety by the terms of the form of Articles Supplementary which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The final version of the Articles Supplementary will be filed with the Maryland State Department of Assessments and Taxation prior to the first Closing.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 3.03.	Material Modification to Rights of Security Holders

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company’s 2018 annual meeting of stockholders (the “Annual Meeting”) was called to order on May 31, 2018 and there were present, in person or by proxy, stockholders holding an aggregate of 16,754,748 shares of the Company’s common stock, out of a total number of 31,591,334 shares of the Company’s common stock issued and outstanding and entitled to vote at the Annual Meeting.

At the Annual Meeting, stockholders voted on (i) the election of Richard J. Byrne, Jamie Handwerker, Peter J. McDonough, Buford H. Ortale and Elizabeth K. Tuppeny to the Company’s Board of Directors for one-year terms until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified; and (ii) the ratification of the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

The stockholders elected all five nominees for director and ratified the appointment of E&Y. The full results of the matters voted on at the Annual Meeting are set forth below:

Proposal No. 1 – Election of Directors

Nominee	Votes For	Votes Against	Abstain	Broker Non- Votes
Richard J. Byrne	14,633,172	826,813	1,187,900	106,863
Jamie Handwerker	14,607,524	807,958	1,232,403	106,863
Peter J. McDonough	14,606,293	828,070	1,213,522	106,863
Buford H. Ortale	14,543,889	859,889	1,244,107	106,863
Elizabeth K. Tuppeny	14,645,811	812,228	1,189,846	106,863

Proposal No. 2 – Ratification of the Appointment of E&Y as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2018:

Votes For	Votes Against	Abstain	Broker Non-Votes
15,300,760	534,913	919,075	0

Item 8.01.	Other Events.

On June 1, 2018, the Company engaged a third party to assist with the offer and sale to potential investors of an aggregate amount of up to $100,000,000 of shares of the Company’s Common Stock over approximately eight months in an offering exempt from registration under the Securities Act. The offer price will be $16.71 per share.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Purchase Agreement
10.2	Form of Articles Supplementary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer and Treasurer

Date: June 6, 2018